Exhibit 8.1

January 21, 2011

Fort Orange Financial Corp.
1375 Washington Avenue
Albany, New York 12206

Chemung Financial Corporation
One Chemung Canal Plaza
P.O. Box 1522
Elmira, New York 14902

Ladies and Gentlemen:

We have acted as counsel for Fort Orange Financial Corp. (“Fort Orange”), a Delaware corporation, in connection with the merger (the “Merger”) of Fort Orange with and into Chemung Financial Corporation, a New York corporation (“Chemung Financial”), with Chemung Financial as the surviving corporation.  The Merger will be pursuant to and in accordance with that Agreement and Plan of Merger by and between Fort Orange and Chemung Financial dated as of October 14, 2010, as amended as of December 28, 2010 (together, the “Merger Agreement”).

This opinion is being is being delivered in connection with the filing of the registration statement on Form S-4 (Registration No. 333-171504) (as amended, the “Registration Statement”), which includes the Joint Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (the “Commission”).

For purposes of this opinion, we have reviewed the Merger Agreement and the Joint Proxy Statement/Prospectus (the “Reviewed Documents”), and such matters of law as we have considered necessary or appropriate, and we have assumed, with your consent:  (i) that the Merger will be completed in the manner set forth in the Merger Agreement and Joint Proxy Statement/Prospectus; (ii) that the covenants, representations and facts described therein will be complied with in all respects and are true and complete at the effective time of the Merger (the “Effective Time”) as if made at the Effective Time; (iii) that any representations made in the foregoing “as of the date hereof” or “to the best of” are true, correct and complete and will be true, correct and complete at the Effective Time; and (iv) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents to all documents submitted to us as certified, conformed or photo static copies and the authenticity of the originals of such copies.  In rendering this opinion, we have made no inquiry as to any factual matter.

Fort Orange Financial Corp.
Chemung Financial Corporation
January 21, 2011

Subject to the foregoing, we have examined that portion of the Proxy Statement/Prospectus under the heading “Material Federal Income Tax Consequences of the Merger,” and confirm to you that, in our opinion, to the extent the statements therein describe the United States federal income tax treatment of holders of Fort Orange common stock who exchange such stock for Chemung Financial common stock and/or cash pursuant to the Merger Agreement, such statements are accurate in all material respects.  We do not express any opinion concerning any law other than the federal law of the United States.  Further, there can be no assurance that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS, and such other authorities as we have considered relevant.  It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time,  possibly with retroactive effect.  A change in the authorities or the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions.  The opinion set forth herein is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect): (i) in applicable law; or (ii) in any information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue or incorrect.

Fort Orange Financial Corp.
Chemung Financial Corporation
January 21, 2011

This opinion letter is furnished to you solely in connection with the Merger, as described in the Merger Agreement and the Joint Proxy Statement/Prospectus, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.  We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus under the heading “Material Federal Income Tax Consequences of the Merger.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Hiscock & Barclay, LLP
Hiscock & Barclay, LLP

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